Exhibit 99.1
VERITEX HOLDINGS, INC. REPORTS FIRST QUARTER OPERATING RESULTS

Dallas, TX — April 28, 2020 —Veritex Holdings, Inc. (“Veritex” or the “Company”) (Nasdaq: VBTX), the holding company for Veritex Community Bank, today announced the results for the quarter ended March 31, 2020.
“The COVID-19 pandemic has affected millions of people and changed our lives in ways we could not have anticipated”, said C. Malcolm Holland, III, the Company’s Chairman and Chief Executive Officer. “Our thoughts and prayers go out to all of those people personally affected and dealing with this awful virus. Needless to say, we have focused on maintaining a safe work environment while continuing to meet the needs of our clients. Our company was an active participant in the Payroll Protection Plan. I am very proud of how our team embraced this challenge and delivered much needed financial help to our small business community. Despite the challenging environment we find ourselves in, our company continues to operate profitably, efficiently and with a spirit of commitment to our shareholders and other key stakeholders.”

First Quarter Highlights

•Net income of $4.1 million, or $0.08 diluted earnings per share (“EPS”), compared to $29.1 million, or $0.56 diluted EPS, for the quarter ended December 31, 2019 and $7.4 million, or $0.13 diluted EPS, for the quarter ended March 31, 2019;
•Pre-tax, pre-provision operating earnings1 totaled $39.1 million, compared to $42.1 million for the quarter ended December 31, 2019 and $46.4 million or the quarter ended March 31, 2019;
•Provision for credit losses and unfunded commitments was $35.7 million as a result of disruptions in the global economy from the COVID-19 pandemic and its impact on economic forecasts that drive the Company’s current expected credit loss model;
•Net loans held for investment, excluding mortgage warehouse, increased $116.2 million, or 8.1% annualized;
•Efficiency ratio was 47.61% for the first quarter of 2020;
•On March 16, 2020, Veritex suspended its stock buyback program; however, in the first quarter of 2020, Veritex repurchased 2,002,211 shares of its outstanding common stock under its stock buyback program for an aggregate of $49.6 million; and
•Declared quarterly cash dividend of $0.17 payable on May 21, 2020.

Financial Highlights

	Q1 2020	Q4 2019
	(Dollars in thousands)
GAAP
Net income	$4,134	$29,051
Diluted EPS	0.08	0.56
Return on average assets[2]	0.20%	1.43%
Efficiency ratio	47.61	47.12
Book value per common share	$23.19	$23.32
Non-GAAP[1]
Operating net income	$4,134	$30,294
Diluted operating EPS	0.08	0.58
Pre-tax, pre-provision operating net revenue	39,107	42,068
Pre-tax, pre-provision operating return on average assets	1.94	2.07
Operating return on average assets[2]	0.20	1.49
Operating efficiency ratio	47.61	45.67
Tangible book value per common share	$14.39	$14.73
1 Refer to the section titled “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.
2 Annualized ratio.

Recent Developments

The COVID-19 pandemic has caused significant disruptions to the global economy and the communities which we serve. In response to the pandemic, we have implemented our operational response and preparedness plan which includes dispersion of critical operational processes, increased monitoring focused on higher risk operations, enhanced remote access security and further restricted internet access, enhanced security around wire transfer execution and flexible scheduling provided to those that are unable to work from home. Additionally, we are focused on taking care of our clients and communities who may be experiencing financial hardship due to the pandemic, including our loan deferment program and participation in the Paycheck Protection Program designed to provide a direct incentive for small businesses.

Results of Operations for the Three Months Ended March 31, 2020
Net Interest Income
For the three months ended March 31, 2020, net interest income before provision for loan losses was $67.4 million and net interest margin was 3.67% compared to $69.9 million and 3.81%, respectively, for the three months ended December 31, 2019. The $2.5 million decrease in net interest income was primarily due to a $4.6 million decrease in interest income on loans offset by a $1.7 million decrease in interest expense on transaction and savings deposits. Net interest margin decreased 14 basis points from the three months ended December 31, 2019 primarily due to a decrease in yields earned on loan balances, partially offset by decreases in the average rates paid on interest-bearing demand and savings deposits and certificate and other time deposits during the three months ended March 31, 2020. As a result, the average cost of interest-bearing deposits decreased 20 basis points to 1.39% for the three months ended March 31, 2020 and December 31, 2019.
Net interest income before provision for credit losses decreased by $5.5 million from $72.9 million to $67.4 million and net interest margin decreased by 50 basis points from 4.17% to 3.67% for the three months ended March 31, 2020 as compared to the same period in 2019. The decrease in net interest income before provision for credit losses was primarily due to a $7.9 million decrease in interest income on loans, partially offset by a $3.8 million decrease in interest earned on interest-bearing demand and savings deposits during the three months ended March 31, 2020 compared to the three months ended March 31, 2019. Net interest margin decreased 50 basis points from the three months ended March 31, 2019 primarily due to a decrease in yields earned on loan balances, partially offset by decreases in the average rate paid on interest-bearing demand and savings deposits for the three months ended March 31, 2020 compared to the three months ended March 31, 2019. As a result, the average cost of interest-bearing deposits decreased 23 basis points to 1.39% for the three months ended March 31, 2020 from 1.62% for the three months ended March 31, 2019.

Noninterest Income
Noninterest income for the three months ended March 31, 2020 was $7.2 million, an increase of $115 thousand, or 1.6%, compared to the three months ended December 31, 2019. The increase was primarily due to a $751 thousand increase in gain on asset disposals and a $438 thousand decrease in loss on sales of investment securities, partially offset by a $1.1 million decrease in loan fees earned during the three months ended March 31, 2020.
Compared to the three months ended March 31, 2019, noninterest income for the three months ended March 31, 2020 decreased by $1.2 million, or 14.6%. The decrease was primarily due to a $1.6 million decrease in gain on sales of loans and a $832 thousand decrease in loan fees, partially offset by a $772 thousand decrease in loss on sales of investment securities during the three months ended March 31, 2020.

Noninterest Expense
Noninterest expense was $35.5 million for the three months ended March 31, 2020, compared to $36.3 million for the three months ended December 31, 2019, a decrease of $739 thousand, or 2.0%. The decrease was primarily driven by a $918 thousand decrease in merger and acquisition expenses. Merger and acquisition expenses recognized during the three months ended December 31, 2019 were primarily related to residual legal, retention, taxes, and other expenses following our acquisition of Green Bancorp, Inc. (“Green”). There were no merger and acquisition expenses for the three months ended March 31, 2020.

Compared to the three months ended March 31, 2019, noninterest expense for the three months ended March 31, 2020 decreased by $31.4 million, or 46.9%. The decrease was primarily driven by a $31.2 million decrease in merger and acquisition expenses. Merger and acquisition expenses recognized during the three months ended March 31, 2019 were mainly driven by an increase in stock-based compensation due to the accelerated vesting of outstanding restricted stock units and stock options of $17.7 million, severance payments of $7.6 million and legal and professional fees of $4.8 million in connection with our acquisition of Green. There were no merger and acquisition expenses for the three months ended March 31, 2020.

Financial Condition
Total loans were $6.2 billion at March 31, 2020, an increase of $304.7 million, or 20.53% annualized, compared to December 31, 2019. The net increase was the result of Veritex's growth strategy and a $187.5 million increase in mortgage warehouse driven by low interest rates.
Total deposits were $5.8 billion at March 31, 2020, a decrease of $94.4 million, or 1.6%, compared to December 31, 2019. The decrease was primarily the result of decreases of $118.1 million and $7.2 million in interest-bearing accounts and noninterest-bearing demand deposits, respectively, offset by an increase of $30.9 million in certificates and other time deposits, due to normal course of business.

Asset Quality and Adoption of ASU 2016-13
Credit quality remains strong. Nonperforming assets totaled $51.3 million, or 0.60% of total assets at March 31, 2020, compared to $39.4 million, or 0.50% of total assets, at December 31, 2019. The Company had a net recovery of $236 thousand for the quarter.
On January 1, 2020, the Company adopted Accounting Standards Update (“ASU”) 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor in accordance with ASU 2016-02, Leases (Topic 842). In addition, ASU 2016-13 made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities that management does not intend to sell or believes that it is more likely than not they will be required to sell.
The Company adopted ASU 2016-13 using the modified retrospective method for all financial assets measured at amortized cost, net investments in leases and off-balance sheet credit exposures. Results for reporting periods beginning after January 1, 2020 are presented under ASU 2016-13 while prior period amounts continue to be reported in accordance with previously applicable GAAP. The Company recorded a net increase in the allowance for credit losses of $39.1 million on January 1, 2020, which was primarily driven by the allowance for credit loss required on recently acquired non-purchased credit deteriorated loans that have not required an allowance under the incurred loss model.
We recorded a provision for credit losses for the three months ended March 31, 2020 of $31.8 million, compared to $3.5 million and $5.0 million for the three months ended December 31, 2019 and March 31, 2019, respectively. The increase in the recorded provision for credit losses for the three months ended March 31, 2020 was primarily attributable to the incorporated change in the economic forecasts used in the CECL model late in the first quarter of 2020 to reflect the expected impact of the COVID-19 pandemic as of March 31, 2020, as compared to our initial adoption of CECL. In the first quarter of 2020, we also recorded a $3.9 million provision for unfunded commitments which was also attributable to the change in the economic forecasts as a result of the COVID-19 pandemic. Allowance for credit losses as a percentage of loans held for investment, excluding mortgage warehouse, was 1.73%, 0.52% and 0.38% of total loans at March 31, 2020, December 31, 2019 and March 31, 2019, respectively.

Income Taxes
Income tax benefit for the three months ended March 31, 2020 totaled $684 thousand, compared to an income tax expense of $8.2 million for the three months ended December 31, 2019. The Company’s effective tax rate was approximately (19.8)% and 21.9% for the three months ended March 31, 2020 and December 31, 2019, respectively. The decrease in the effective tax rate was primarily due to a net discrete tax benefit of $1.4 million primarily associated with the recognition of excess tax benefit realized on share-based payment awards. The effective tax rate prior to discrete tax adjustments was 22.1% for the three months ended March 31, 2020.

Dividend Information

On April 28, 2020, Veritex’s Board of Directors declared a quarterly cash dividend of $0.17 per share on its outstanding shares of common stock. The dividend will be paid on or after May 21, 2020 to stockholders of record as of the close of business on May 7, 2020.

Non-GAAP Financial Measures
Veritex’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its operating performance and provide information that is important to investors. However, non-GAAP financial measures are supplemental and should be viewed in addition to, and not as an alternative for, Veritex’s reported results prepared in accordance with GAAP. Specifically, Veritex reviews and reports tangible book value, tangible book value per common share, operating net income, tangible common equity to tangible assets, return on average tangible common equity, pre-tax, pre-provision operating earnings, pre-tax, pre-provision operating return on average assets, diluted operating earnings per share, operating return on average assets, operating return on average tangible common equity and operating efficiency ratio. Veritex has included in this earnings release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to “Reconciliation of Non-GAAP Financial Measures” after the financial highlights at the end of this earnings release for a reconciliation of these non-GAAP financial measures.
Conference Call
The Company will host an investor conference call to review the results on Wednesday, April 29, 2020 at 8:30 a.m. Central Time. Participants may pre-register for the call by visiting https://edge.media-server.com/mmc/p/aqy7st3q and will receive a unique PIN, which can be used when dialing in for the call. This will allow attendees to access the call immediately. Alternatively, participants may call toll-free at (877) 703-9880.
The call and corresponding presentation slides will be webcast live on the home page of the Company's website, https://ir.veritexbank.com/. An audio replay will be available one hour after the conclusion of the call at (855) 859-2056, Conference
#7880587. This replay, as well as the webcast, will be available until May 6, 2020.

About Veritex Holdings, Inc.
Headquartered in Dallas, Texas, Veritex is a bank holding company that conducts banking activities through its wholly owned subsidiary, Veritex Community Bank, with locations throughout the Dallas-Fort Worth metroplex and in the Houston metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System. For more information, visit www.veritexbank.com.

Media Contact:
LaVonda Renfro
972-349-6200
lrenfro@veritexbank.com

Investor Relations:
Susan Caudle
972-349-6132

scaudle@veritexbank.com
Forward-Looking Statements
This earnings release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on various facts and derived utilizing assumptions, current expectations, estimates and projections and are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, without limitation, statements relating to the expected payment date of Veritex’s quarterly cash dividend impact of certain changes in Veritex’s accounting policies, standards and interpretations, the effects of COVID-19 pandemic and actions taken in response thereto, Veritex’s future financial performance, business and growth strategy, projected plans and objectives, as well as other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Veritex’s Annual Report on Form 10-K for the year ended December 31, 2019 and any updates to those risk factors set forth in Veritex’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. If one or more events related to these or other risks or uncertainties materialize, or if Veritex’s underlying assumptions prove to be incorrect, actual results may differ materially from what Veritex anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. Veritex does not undertake any obligation, and specifically declines any obligation, to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, expressed or implied, included in this earnings release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Veritex or persons acting on Veritex’s behalf may issue.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(Unaudited)

	For the Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(Dollars and shares in thousands)
Per Share Data (Common Stock):
Basic EPS	$0.08	$0.56	$0.52	$0.50	$0.14
Diluted EPS	0.08	0.56	0.51	0.49	0.13
Book value per common share	23.19	23.32	23.02	22.55	21.88
Tangible book value per common share[1]	14.39	14.73	14.61	14.27	13.76

Common Stock Data:
Shares outstanding at period end	49,557	51,064	52,373	53,457	54,563
Weighted average basic shares outstanding for the period	50,725	51,472	52,915	53,969	54,293
Weighted average diluted shares outstanding for the period	51,056	52,263	53,873	54,929	55,439

Summary of Credit Ratios:
Nonperforming assets to total assets	0.60%	0.50%	0.21%	0.54%	0.29%
Net charge-offs to average total outstanding	—	—	0.14	—	0.05

Summary Performance Ratios:
Return on average assets[2]	0.20%	1.43%	1.36%	1.36%	0.38%
Return on average equity[2]	1.41	9.63	8.98	8.98	2.52
Return on average tangible common equity[1,2]	3.27	16.22	15.15	15.26	5.09
Efficiency ratio	47.61	47.12	43.67	51.49	82.30

Selected Performance Metrics - Operating:
Diluted operating EPS[1]	$0.08	$0.58	$0.53	$0.59	$0.59
Pre-tax, pre-provision operating return on average assets[1,2]	1.94%	2.07%	2.26%	2.22%	2.40%
Operating return on average assets[1,2]	0.20	1.49	1.42	1.63	1.69
Operating return on average tangible common equity[1,2]	3.27	16.87	15.78	18.09	18.81
Operating efficiency ratio[1]	47.61	45.67	42.36	43.66	43.54

Veritex Holdings, Inc. Capital Ratios:
Average stockholders' equity to average total assets	14.56%	14.88%	15.11%	15.13%	15.92%
Tier 1 capital to average assets (leverage)	9.49	10.17	10.33	10.47	10.57
Common equity tier 1 capital	9.53	10.60	10.82	11.32	11.07
Tier 1 capital to risk-weighted assets	9.92	11.02	11.26	11.77	11.50
Total capital to risk-weighted assets	12.48	13.10	12.26	12.80	12.45
Tangible common equity to tangible assets[1]	8.81	10.01	10.17	10.08	10.02

Veritex Bank Capital Ratios:
Tier 1 capital to average assets (leverage)	10.83%	11.08%	10.64%	10.80%	10.65%
Common equity tier 1 capital	11.31	12.00	11.61	12.16	11.61
Tier 1 capital to risk-weighted assets	11.31	12.00	11.61	12.16	11.61
Total capital to risk-weighted assets	12.37	12.44	12.00	12.54	11.93
1Refer to the section titled “Reconciliation of Non-GAAP Financial Measures” after the financial highlights for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.
2Annualized ratio.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(In thousands)

	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(unaudited)		(unaudited)	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$430,842	$251,550	$252,592	$265,822	$339,473
Securities	1,117,804	997,330	1,023,393	1,020,279	950,671
Other securities	112,775	84,063	85,007	76,016	70,429

Loans held for sale	15,048	14,080	10,715	7,524	8,002
Loans held for investment, mortgage warehouse	371,161	183,628	233,577	200,017	114,158
Loans held for investment	5,853,735	5,737,577	5,654,027	5,731,833	5,663,721
Total loans	6,239,944	5,935,285	5,898,319	5,939,374	5,785,881
Allowance for credit losses	(100,983)	(29,834)	(26,243)	(24,712)	(21,603)
Bank-owned life insurance	81,395	80,915	80,411	79,899	79,397
Bank premises, furniture and equipment, net	116,056	118,536	118,449	115,373	119,354
Other real estate owned	7,720	5,995	4,625	1,748	151
Intangible assets, net	69,444	72,263	75,363	78,347	81,245
Goodwill	370,840	370,840	370,463	370,221	368,268
Other assets	85,787	67,994	80,504	87,739	74,965
Branch assets held for sale	—	—	—	—	83,516
Total assets	$8,531,624	$7,954,937	$7,962,883	$8,010,106	$7,931,747
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing deposits	$1,549,260	$1,556,500	$1,473,126	$1,476,668	$1,439,630
Interest-bearing transaction and savings deposits	2,536,865	2,654,972	2,528,293	2,646,154	2,617,117
Certificates and other time deposits	1,713,820	1,682,878	1,876,427	2,042,266	2,240,968
Total deposits	5,799,945	5,894,350	5,877,846	6,165,088	6,297,715
Accounts payable and other liabilities	56,339	37,427	45,475	44,414	42,621
Accrued interest payable	5,407	6,569	6,054	7,069	6,846
Advances from Federal Home Loan Bank	1,377,832	677,870	752,907	512,945	252,982
Subordinated debentures and subordinated notes	140,406	145,571	72,284	72,486	72,719
Securities sold under agreements to repurchase	2,426	2,353	2,787	2,811	2,778
Branch liabilities held for sale	—	—	—	—	62,381
Total liabilities	7,382,355	6,764,140	6,757,353	6,804,813	6,738,042
Commitments and contingencies
Stockholders’ equity:
Common stock	554	549	524	535	546
Additional paid-in capital	1,119,757	1,117,879	1,114,659	1,112,238	1,109,386
Retained earnings	127,812	147,911	125,344	104,652	84,559
Accumulated other comprehensive income	45,306	19,061	23,837	17,741	7,016
Treasury stock	(144,160)	(94,603)	(58,834)	(29,873)	(7,802)
Total stockholders’ equity	1,149,269	1,190,797	1,205,530	1,205,293	1,193,705
Total liabilities and stockholders’ equity	$8,531,624	$7,954,937	$7,962,883	$8,010,106	$7,931,747

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(In thousands, except per share data)

	For the Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
Interest income:
Loans, including fees	$77,861	$82,469	$85,811	$86,786	$85,747
Investment securities	7,397	7,168	7,687	7,397	7,232
Deposits in financial institutions and Fed Funds sold	871	1,285	1,329	1,372	1,554
Other investments	850	820	816	622	691
Total interest income	86,979	91,742	95,643	96,177	95,224
Interest expense:
Transaction and savings deposits	6,552	8,203	10,381	11,405	10,366
Certificates and other time deposits	8,240	9,455	10,283	10,145	8,792
Advances from FHLB	2,879	2,661	3,081	2,187	2,055
Subordinated debentures and subordinated notes	1,903	1,559	1,024	998	1,094
Total interest expense	19,574	21,878	24,769	24,735	22,307
Net interest income	67,405	69,864	70,874	71,442	72,917
Provision for credit losses	31,776	3,493	9,674	3,335	5,012
Provision for unfunded commitments	3,881	—	—	—	—
Net interest income after provisions	31,748	66,371	61,200	68,107	67,905
Noninterest income:
Service charges and fees on deposit accounts	3,642	3,728	3,667	3,422	3,517
Loan fees	845	1,921	2,252	1,932	1,677
Loss on sales of investment securities	—	(438)	—	(642)	(772)
Gain on sales of loans	746	536	853	1,104	2,370
Rental income	551	371	369	373	368
Other	1,463	1,014	1,289	(155)	1,324
Total noninterest income	7,247	7,132	8,430	6,034	8,484
Noninterest expense:
Salaries and employee benefits	18,870	18,917	17,530	17,459	18,885
Occupancy and equipment	4,273	4,198	4,044	4,014	4,129
Professional and regulatory fees	2,196	2,615	2,750	2,814	3,418
Data processing and software expense	2,089	1,880	2,252	2,309	1,924
Marketing	1,083	971	708	961	619
Amortization of intangibles	2,696	2,696	2,712	2,719	2,760
Telephone and communications	319	466	361	625	395
Merger and acquisition expense	—	918	1,035	5,790	31,217
Other	4,019	3,623	3,238	3,205	3,646
Total noninterest expense	35,545	36,284	34,630	39,896	66,993
Income before income tax expense	3,450	37,219	35,000	34,245	9,396
Income tax (benefit) expense	(684)	8,168	7,595	7,369	1,989
Net income	$4,134	$29,051	$27,405	$26,876	$7,407

Basic EPS	$0.08	$0.56	$0.52	$0.50	$0.14
Diluted EPS	$0.08	$0.56	$0.51	$0.49	$0.13
Weighted average basic shares outstanding	50,725	51,472	52,915	53,969	54,293
Weighted average diluted shares outstanding	51,056	52,263	53,873	54,929	55,439

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(In thousands except percentages)

	For the Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans[1]	$5,784,965	$76,527	5.32%	$5,692,773	$80,779	5.63%	$5,731,062	$84,194	5.96%
Loans held for investment, mortgage warehouse	163,646	1,334	3.28	191,132	1,690	3.51	119,781	1,553	5.26
Securities	1,038,954	7,397	2.86	1,004,342	7,168	2.83	926,347	7,232	3.17
Interest-bearing deposits in other banks	308,546	871	1.14	312,530	1,285	1.63	264,138	1,554	2.39
Other investments[2]	91,917	850	3.72	71,791	820	4.53	56,909	691	4.92
Total interest-earning assets	7,388,028	86,979	4.74	7,272,568	91,742	5.00	7,098,237	95,224	5.44
Allowance for loan losses	(44,270)			(27,564)			(20,065)
Noninterest-earning assets	782,024			798,501			763,095
Total assets	$8,125,782			$8,043,505			$7,841,267

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand and savings deposits	$2,638,633	$6,552	1.00%	$2,621,163	$8,203	1.24%	$2,562,304	$10,366	1.64%
Certificates and other time deposits	1,650,678	8,240	2.01	1,789,544	9,455	2.10	2,244,194	8,792	1.59
Advances from FHLB	937,901	2,879	1.23	726,352	2,661	1.45	310,697	2,055	2.68
Subordinated debentures and subordinated notes	145,189	1,903	5.27	118,193	1,559	5.23	75,813	1,094	5.85
Total interest-bearing liabilities	5,372,401	19,574	1.47	5,255,252	21,878	1.65	5,193,008	22,307	1.74

Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,523,702			1,540,406			1,427,970
Other liabilities	46,563			50,656			30,023
Total liabilities	6,942,666			6,846,314			6,651,001
Stockholders’ equity	1,183,116			1,197,191			1,190,266
Total liabilities and stockholders’ equity	$8,125,782			$8,043,505			$7,841,267

Net interest rate spread[3]			3.27%			3.35%			3.70%
Net interest income		$67,405			$69,864			$72,917
Net interest margin[4]			3.67%			3.81%			4.17%

1 Includes average outstanding balances of loans held for sale of $10,995, $10,643 and $7,709 for the three months ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively, and average balances of loans held for investment, excluding mortgage warehouse.
2 The Company historically reported dividend income in other noninterest income and has re-classed $678 of dividend income into other investments as of March 31, 2019 in order to align with industry peers for comparability purposes.
3 Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
4 Net interest margin is equal to net interest income divided by average interest-earning assets.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights

Yield Trend

	For the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Average yield on interest-earning assets:
Loans[1]	5.32%	5.63%	5.85%	5.92%	5.96%
Loans held for investment, mortgage warehouse	3.28	3.51	3.88	4.56	5.26
Securities	2.86	2.83	2.98	3.10	3.17
Interest-bearing deposits in other banks	1.14	1.63	2.25	2.41	2.39
Other investments	3.72	4.53	4.50	4.19	4.92
Total interest-earning assets	4.74%	5.00%	5.26%	5.39%	5.44%

Average rate on interest-bearing liabilities:
Interest-bearing demand and savings deposits	1.00%	1.24%	1.57%	1.69%	1.64%
Certificates and other time deposits	2.01	2.10	2.09	1.93	1.59
Advances from FHLB	1.23	1.45	1.93	2.62	2.68
Subordinated debentures and subordinated notes	5.27	5.23	5.43	5.32	5.85
Total interest-bearing liabilities	1.47%	1.65%	1.86%	1.90%	1.74%

Net interest rate spread[2]	3.27%	3.35%	3.40%	3.49%	3.70%
Net interest margin[3]	3.67%	3.81%	3.90%	4.00%	4.17%
1Includes average outstanding balances of loans held for sale of $10,995, $10,643, $8,525, $8,140 and $7,709 for the three months ended March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively, and average balances of loans held for investment, excluding mortgage warehouse.
2 Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
3 Net interest margin is equal to net interest income divided by average interest-earning assets.

Supplemental Yield Trend

	For the Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Average cost of interest-bearing deposits	1.39%	1.59%	1.79%	1.79%	1.62%
Average costs of total deposits, including noninterest-bearing	1.02	1.18	1.36	1.38	1.25

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(In thousands except percentages)

Loans Held for Investment (“LHI”) and Deposit Portfolio Composition

	March 31, 2020		December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019
	(Dollars in thousands)
LHI[1]
Commercial	$1,777,603	30.4%	$1,712,838	29.9%	$1,711,256	30.3%	$1,788,044	31.2%	$1,812,670	32.0%
Real Estate:
Owner occupied commercial	723,839	12.4	706,782	12.3	716,130	12.7	746,768	13.0	745,114	13.2
Commercial	1,828,386	31.2	1,784,201	31.1	1,710,510	30.3	1,727,525	30.1	1,701,443	30.0
Construction and land	566,470	9.7	629,374	11.0	623,622	11.0	543,850	9.5	514,709	9.1
Farmland	14,930	0.3	16,939	0.3	7,986	0.1	17,472	0.3	10,028	0.2
1-4 family residential	536,892	9.2	549,811	9.6	559,310	9.9	557,056	9.7	570,599	10.1
Multi-family residential	388,374	6.6	320,041	5.6	306,966	5.4	330,877	5.8	287,713	5.1
Consumer	15,771	0.2	17,457	0.2	18,113	0.3	20,562	0.4	21,767	0.3
Total acquired LHI	$5,852,265	100%	$5,737,443	100%	$5,653,893	100%	$5,732,154	100%	$5,664,043	100%

Mortgage warehouse	373,161		183,628		233,577		200,017		114,158

Total LHI[2]	$6,225,426		$5,921,071		$5,887,470		$5,932,171		$5,778,201

Deposits[1]
Noninterest-bearing	$1,549,260	26.7%	$1,556,500	26.4%	$1,473,126	25.1%	$1,476,668	24.0%	$1,439,630	22.9%
Interest-bearing transaction	306,641	5.3	388,877	6.6	373,997	6.4	373,982	6.1	334,868	5.3
Money market	2,143,874	37.0	2,180,017	37.0	2,066,315	35.2	2,178,274	35.3	2,169,049	34.4
Savings	86,350	1.5	86,078	1.5	87,981	1.5	93,898	1.5	113,200	1.8
Certificates and other time deposits	1,713,820	29.5	1,682,878	28.6	1,876,427	31.8	2,042,266	33.1	2,240,968	35.6
Total deposits	$5,799,945	100%	$5,894,350	100%	$5,877,846	100%	$6,165,088	100%	$6,297,715	100%

Loan to Deposit Ratio	107.3%		100.5%		100.2%		96.2%		91.8%

Loan to Deposit Ratio, excluding mortgage warehouse	100.9%		97.3%		96.2%		93.0%		89.9%

1 LHI and deposit portfolio composition exclude assets and liabilities held for sale as of March 31, 2019.
2 Total LHI does not include deferred costs of $1.5 million at March 31, 2020, $134 thousand at December 31, 2019 and September 30, 2019, respectively, and deferred fees of $321 thousand at June 30, 2019 and March 31, 2019, respectively.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Financial Highlights
(In thousands except percentages)

Asset Quality

	For the Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(Dollars in thousands)
Nonperforming Assets (“NPAs”):
Nonaccrual loans	$38,836	$29,779	$10,172	$15,733	$18,683
Accruing loans 90 or more days past due[1]	4,764	3,660	2,194	25,774	4,303
Total nonperforming loans held for investment (“NPLs”)	43,600	33,439	12,366	41,507	22,986
Other real estate owned	7,720	5,995	4,625	1,748	151
Total NPAs	$51,320	$39,434	$16,991	$43,255	$23,137

Charge-offs:
Residential	$—	$—	$—	$(157)	$—
Commercial	—	—	(8,101)	(143)	(2,654)
Consumer	(68)	(48)	(113)	(30)	(74)
Total charge-offs	(68)	(48)	(8,214)	(330)	(2,728)

Recoveries:
Residential	1	5	—	54	8
Commercial	29	135	71	10	10
Consumer	274	6	—	40	46
Total recoveries	304	146	71	104	64

Net charge-offs	$236	$98	$(8,143)	$(226)	$(2,664)

CECL transition adjustment	$39,137	$—	$—	$—	$—

Allowance for credit losses (“ACL”) at end of period	$100,983	$29,834	$26,243	$24,712	$21,603

Asset Quality Ratios:
NPAs to total assets	0.60%	0.50%	0.21%	0.54%	0.29%
NPLs to total LHI, excluding mortgage warehouse	0.75	0.58	0.22	0.72	0.41
ACL to total LHI, excluding mortgage warehouse	1.73	0.52	0.46	0.43	0.38
Net charge-offs to average loans outstanding	—	—	0.14	—	0.05
1 Accruing loans greater than 90 days past due exclude purchase credit deteriorated loans greater than 90 days past due.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

We identify certain financial measures discussed in this earnings release as being “non-GAAP financial measures.” In accordance with SEC rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles as in effect from time to time in the United States (“GAAP”), in our statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios calculated using exclusively either one or both of (i) financial measures calculated in accordance with GAAP and (ii) operating measures or other measures that are not non-GAAP financial measures.

The non-GAAP financial measures that we present in this earnings release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we present in this earnings release may differ from that of other companies reporting measures with similar names. You should understand how such other financial institutions calculate their financial measures that appear to be similar or have similar names to the non-GAAP financial measures we have discussed in this earnings release when comparing such non-GAAP financial measures.

Tangible Book Value Per Common Share. Tangible book value is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as total stockholders’ equity less goodwill and core deposit intangibles, net of accumulated amortization; and (b) tangible book value per common share as tangible common equity (as described in clause (a)) divided by number of common shares outstanding. For tangible book value per common share, the most directly comparable financial measure calculated in accordance with GAAP is book value per common share.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in core deposit intangibles. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and presents our tangible book value per common share compared with our book value per common share:

	As of
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(Dollars in thousands, except per share data)
Tangible Common Equity
Total stockholders' equity	$1,149,269	$1,190,797	$1,205,530	$1,205,293	$1,193,705
Adjustments:
Goodwill	(370,840)	(370,840)	(370,463)	(370,221)	(368,268)
Core deposit intangibles	(65,112)	(67,563)	(70,014)	(72,465)	(74,916)
Tangible common equity	$713,317	$752,394	$765,053	$762,607	$750,521
Common shares outstanding	49,557	51,064	52,373	53,457	54,563

Book value per common share	$23.19	$23.32	$23.02	$22.55	$21.88
Tangible book value per common share	$14.39	$14.73	$14.61	$14.27	$13.76

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Tangible Common Equity to Tangible Assets. Tangible common equity to tangible assets is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as total stockholders’ equity, less goodwill and core deposit intangibles, net of accumulated amortization; (b) tangible assets as total assets less goodwill and core deposit intangibles, net of accumulated amortization; and (c) tangible common equity to tangible assets as tangible common equity (as described in clause (a)) divided by tangible assets (as described in clause (b)). For tangible common equity to tangible assets, the most directly comparable financial measure calculated in accordance with GAAP is total stockholders’ equity to total assets.

We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, in each case, exclusive of changes in core deposit intangibles. Goodwill and other intangible assets have the effect of increasing both total stockholders’ equity and assets while not increasing our tangible common equity or tangible assets.

The following table reconciles, as of the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets and presents our tangible common equity to tangible assets:

	As of
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(Dollars in thousands)
Tangible Common Equity
Total stockholders' equity	$1,149,269	$1,190,797	$1,205,530	$1,205,293	$1,193,705
Adjustments:
Goodwill	(370,840)	(370,840)	(370,463)	(370,221)	(368,268)
Core deposit intangibles	(65,112)	(67,563)	(70,014)	(72,465)	(74,916)
Tangible common equity	$713,317	$752,394	$765,053	$762,607	$750,521
Tangible Assets
Total assets	$8,531,624	$7,954,937	$7,962,883	$8,010,106	$7,931,747
Adjustments:
Goodwill	(370,840)	(370,840)	(370,463)	(370,221)	(368,268)
Core deposit intangibles	(65,112)	(67,563)	(70,014)	(72,465)	(74,916)
Tangible Assets	$8,095,672	$7,516,534	$7,522,406	$7,567,420	$7,488,563
Tangible Common Equity to Tangible Assets	8.81%	10.01%	10.17%	10.08%	10.02%

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Return on Average Tangible Common Equity. Return on average tangible common equity is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) return as net income available for common stockholders adjusted for amortization of core deposit intangibles as net income, plus amortization of core deposit intangibles, less tax benefit at the statutory rate; (b) average tangible common equity as total average stockholders’ equity less average goodwill and average core deposit intangibles, net of accumulated amortization; and (c) return (as described in clause (a)) divided by average tangible common equity (as described in clause (b)). For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity.

We believe that this measure is important to many investors in the marketplace who are interested in the return on common equity, exclusive of the impact of core deposit intangibles. Goodwill and core deposit intangibles have the effect of increasing total stockholders’ equity while not increasing our tangible common equity. This measure is particularly relevant to acquisitive institutions that may have higher balances in goodwill and core deposit intangibles than non-acquisitive institutions.

The following table reconciles, as of the dates set forth below, average tangible common equity to average common equity and net income available for common stockholders adjusted for amortization of core deposit intangibles, net of taxes to net income and presents our return on average tangible common equity:

	For the Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(Dollars in thousands)
Net income available for common stockholders adjusted for amortization of core deposit intangibles
Net income	$4,134	$29,051	$27,405	$26,876	$7,407
Adjustments:
Plus: Amortization of core deposit intangibles	2,451	2,451	2,451	2,451	2,477
Less: Tax benefit at the statutory rate	515	515	515	515	520
Net income available for common stockholders adjusted for amortization of intangibles	$6,070	$30,987	$29,341	$28,812	$9,364

Average Tangible Common Equity
Total average stockholders' equity	$1,183,116	$1,197,191	$1,210,147	$1,200,632	$1,190,266
Adjustments:
Average goodwill	(370,840)	(370,463)	(370,224)	(369,255)	(366,795)
Average core deposit intangibles	(66,439)	(68,913)	(71,355)	(73,875)	(76,727)
Average tangible common equity	$745,837	$757,815	$768,568	$757,502	$746,744
Return on Average Tangible Common Equity (Annualized)	3.27%	16.22%	15.15%	15.26%	5.09%

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Operating Net Income, Pre-tax, Pre-provision Operating Earnings and performance metrics calculated using Operating Earnings and Pre-tax, Pre-provision Operating Net Income, including Diluted Operating Earnings per Share, Operating Return on Average Assets, Pre-tax, Pre-Provision Operating Return on Average Assets, Operating Return on Average Tangible Common Equity and Operating Efficiency Ratio. Operating earnings and pre-tax, pre-provision operating earnings are non-GAAP measures used by management to evaluate the Company’s financial performance. We calculate (a) operating net income as net income plus loss on sale of securities available for sale, net, plus loss (gain) on sale of disposed branch assets, plus lease exit costs, net, plus branch closure expenses, plus one-time issuance of shares to all employees, plus merger and acquisition expenses, less tax impact of adjustments, plus re-measurement of deferred tax assets as a result of the reduction in the corporate income tax rate under the Tax Cuts and Jobs Act, plus other merger and acquisition discrete tax items. We calculate (b) pre-tax, pre-provision operating earnings as operating earnings as described in clause (a) plus provision for income taxes, plus provision for loan losses. We calculate (c) diluted operating earnings per share as operating earnings as described in clause (a) divided by weighted average diluted shares outstanding. We calculate (d) operating return on average tangible common equity as operating earnings as described in clause (a) divided by total average tangible common equity (average stockholders' equity less average goodwill and average core deposit intangibles, net of accumulated amortization.) We calculate (e) operating efficiency ratio as non interest expense plus adjustments to operating non interest expense divided by (i) non interest income plus adjustments to operating non interest income plus (ii) net interest income.

We believe that these measures and the operating metrics calculated utilizing these measures are important to management and many investors in the marketplace who are interested in understanding the ongoing operating performance of the Company and provide meaningful comparisons to its peers.

The following tables reconcile, as of the dates set forth below, operating net income and pre-tax, pre-provision operating earnings and related metrics:

	For the Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(Dollars in thousands)
Operating Earnings
Net income	$4,134	$29,051	$27,405	$26,876	$7,407
Plus: Loss on sale of securities available for sale, net	—	438	—	642	772
Plus: Loss on sale of disposed branch assets[1]	—	—	—	359	—
Plus: Merger and acquisition expenses	—	918	1,035	5,431	31,217
Operating pre-tax income	4,134	30,407	28,440	33,308	39,396
Less: Tax impact of adjustments	—	(23)	217	1,351	6,717
Plus: Other M&A tax items[2]	—	829	406	277	—
Plus: Discrete tax adjustments[3]	—	(965)	—	—	—
Operating earnings	$4,134	$30,294	$28,629	$32,234	$32,679

Weighted average diluted shares outstanding	51,056	52,263	53,873	54,929	55,439
Diluted EPS	$0.08	$0.56	$0.51	$0.49	$0.13
Diluted operating EPS	0.08	0.58	0.53	0.59	0.59
1 Loss on sale of disposed branch assets for the three months ended June 30, 2019 is included in merger and acquisition expense in the condensed consolidated statements of income.
2 Other M&A tax items of $829 thousand, $406 thousand and $277 thousand recorded during the three months ended December 31, 2019, September 30, 2019 and June 30, 2019, respectively, relate to permanent tax expense recognized by the Company as a result of deduction limitations on compensation paid to covered employees in excess of the 162(m) limitation directly due to change-in-control payments made to covered employees in connection with the Green acquisition.
3 Discrete tax adjustments of $965 thousand were recorded during the fourth quarter of 2019 primarily due to the Company recording a net tax benefit of $1.6 million as a result of the Company settling an audit with the IRS. The Company released an uncertain tax position reserve that was assumed in the Green acquisition resulting in a $2.2 million tax benefit, offset by tax expense totaling $598 thousand that were recorded due to the Tax Cuts and Jobs Act rate change on deferred tax assets resulting from the IRS audit settlement. The net IRS settlement was offset by various discrete, non-recurring tax expenses totaling $0.6 million.

	For the Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(Dollars in thousands)
Pre-Tax, Pre-Provision Operating Earnings
Net income	$4,134	$29,051	$27,405	$26,876	$7,407
Plus: (Benefit) provision for income taxes	(684)	8,168	7,595	7,369	1,989
Pus: Provision for credit losses and unfunded commitments	35,657	3,493	9,674	3,335	5,012
Plus: Loss on sale of securities available for sale, net	—	438	—	642	772
Plus: Loss on sale of disposed branch assets[1]	—	—	—	359	—
Plus: Merger and acquisition expenses	—	918	1,035	5,431	31,217
Pre-tax, pre-provision operating earnings	$39,107	$42,068	$45,709	$44,012	$46,397

Average total assets	$8,125,782	$8,043,505	$8,009,377	$7,937,319	$7,841,267
Pre-tax, pre-provision operating return on average assets[2]	1.94%	2.07%	2.26%	2.22%	2.40%

Average total assets	$8,125,782	$8,043,505	$8,009,377	$7,937,319	$7,841,267
Return on average assets[2]	0.20%	1.43%	1.36%	1.36%	0.38%
Operating return on average assets[2]	0.20	1.49	1.42	1.63	1.69

Operating earnings adjusted for amortization of intangibles
Operating net income	$4,134	$30,294	$28,629	$32,234	$32,679
Adjustments:
Plus: Amortization of core deposit intangibles	2,451	2,451	2,451	2,451	2,477
Less: Tax benefit at the statutory rate	515	515	515	515	520
Operating earnings adjusted for amortization of intangibles	$6,070	$32,230	$30,565	$34,170	$34,636

Average Tangible Common Equity
Total average stockholders' equity	$1,183,116	$1,197,191	$1,210,147	$1,200,632	$1,190,266
Adjustments:
Less: Average goodwill	(370,840)	(370,463)	(370,224)	(369,255)	(366,795)
Less: Average core deposit intangibles	(66,439)	(68,913)	(71,355)	(73,875)	(76,727)
Average tangible common equity	$745,837	$757,815	$768,568	$757,502	$746,744
Operating return on average tangible common equity[2]	3.27%	16.87%	15.78%	18.09%	18.81%

Efficiency ratio	47.61%	47.12%	43.67%	51.49%	82.30%
Operating efficiency ratio	47.61%	45.67%	42.36%	43.66%	43.54%
1 Loss on sale of disposed branch assets for the three months ended June 30, 2019 is included in merger and acquisition expense in the condensed consolidated statements of income.
2 Annualized ratio.